Exhibit 15.1

October 11, 2007

UAP Holding Corp
7251 W. 4th Street
Greeley, CO  80634

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of UAP Holding Corp. and subsidiaries as of and for the three-month periods ended May 27, 2007 and May 28, 2006, and have issued our report dated June 29, 2007, and as of and for the three- and six-month periods ended August 26, 2007, and August 27, 2006, and have issued our report dated October 3, 2007.  As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended May 27, 2007 and August 26, 2007, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

Denver, Colorado